Exhibit 99.3

Inotiv, Inc. Announces Debt Financing and Completion of Acquisitions of HistoTox Labs, Inc. and Bolder BioPATH, Inc.

WEST LAFAYETTE, IN, April 30, 2021 – Inotiv, Inc. (NASDAQ:NOTV) (the “Company”, “We”, “Our” or “Inotiv”), a leading contract research organization specializing in nonclinical and analytical drug discovery and development services, today announced that the Company has secured $28.0 million in debt financing from First Internet Bank of Indiana and completed the previously-announced acquisition of substantially all of the assets of HistoTox Labs, Inc. (“HistoTox Labs”) and the acquisition by merger of Bolder BioPATH, Inc. (“Bolder BioPATH”), effective April 30, 2021.

The aggregate consideration paid for substantially all of the assets of HistoTox Labs consisted of $22.0 million in cash and the assumption of certain specified liabilities of the seller.

The aggregate consideration paid to the shareholders of Bolder BioPATH in the merger consisted of $18.5 million in cash, 1,588,235 Inotiv common shares, and $1.5 million in subordinated notes.

“These strategic acquisitions expand our nonclinical pharmacology and histopathology services and augment and extend the effective range of our services from early discovery through preclinical development,” said Robert Leasure, Jr., Inotiv’s President and Chief Executive Officer. “This will increase the breadth of discovery pharmacology models that we can offer clients pursuing traditional oral small molecule therapies to next generation injectables and gene therapies. By combining these acquisitions with our planned expansion and investments, we are positioned to offer comprehensive laboratory solutions in DMPK and cell & molecular biology, immunohistochemistry and histopathology to clients pursuing preclinical drug safety and efficacy programs.”

A Current Report on Form 8-K containing further details regarding the debt financing will be filed by Inotiv and made available on the U.S. Securities and Exchange Commission’s EDGAR website.

About the Company

Inotiv, Inc. is a pharmaceutical development company providing contract research services and monitoring instruments to emerging pharmaceutical companies and the world's leading drug development companies and medical research organizations. The Company focuses on developing innovative services supporting its clients’ discovery and development objectives for improved decision-making and accelerated goal attainment. The Company’s products focus on increasing efficiency, improving data, and reducing the cost of taking new drugs to market. Visit inotivco.com for more information about the Company.

This release may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry and regulatory standards, the timing of acquisitions and the successful closing, integration and business and financial impact thereof, the impact of the COVID-19 pandemic on the economy, demand for our services and products and our operations, including the measures taken by governmental authorities to address the pandemic, which may precipitate or exacerbate other risks and/or uncertainties and various other market and operating risks, including those detailed in the Company's filings with the U.S. Securities and Exchange Commission.

Company Contact	Investor Relations
Inotiv, Inc.	The Equity Group Inc.
Beth A. Taylor, Chief Financial Officer	Kalle Ahl, CFA
(765) 497-8381	(212) 836-9614
btaylor@inotivco.com	kahl@equityny.com

Devin Sullivan
(212) 836-9608
dsullivan@equityny.com